Exhibit 99.7

Consent of Proposed Director

I, R. James Woolsey Jr., hereby consent to the following:

●	to serve as a director of the Resulting Issuer (as defined herein) if the transactions contemplated by the Amalgamation Agreement, dated January 10, 2020 (as amended on May 6, 2020 and May 26, 2020 and as may be further amended, the “Amalgamation Agreement”), by and among AMERI Holdings, Inc. (“Ameri”, and after giving effect to the Amalgamation and the consummation of the transactions contemplated by the Amalgamation Agreement, the “Resulting Issuer”), Jay Pharma Merger Sub, Inc., a wholly owned subsidiary of Ameri (“Merger Sub”), Jay Pharma Inc. (“Jay Pharma”), 1236567 B.C. Unlimited Liability Company (“ExchangeCo”) and Barry Kostiner are consummated, including the amalgamation of Merger Sub and Jay Pharma into one corporation to continue as a direct wholly-owned subsidiary of ExchangeCo and an indirect wholly-owned subsidiary of Ameri (collectively, the “Amalgamation”);

●	to be named as a proposed director of the Resulting Issuer in the Registration Statement on Form S-4, including the joint proxy statement/prospectus, to be filed by Ameri in connection with the Amalgamation, and in any and all amendments and supplements thereto (collectively, the “Registration Statement”); and

●	to the filing of this consent as an exhibit to the Registration Statement.

/s/ R. James Woolsey	Date:	May 26, 2020
R. James Woolsey Jr.